Exhibit 16.1

Tel: 310-557-0300	515 South Flower Street
Fax: 310-557-1777	47th Floor
www.bdo.com	Los Angeles, CA 90071

November 9, 2020

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on November 3, 2020, to be filed by our former client, CIM Commercial Trust Corporation. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,